As filed with the Securities and Exchange Commission on May 22, 2013

Registration No. 333-188721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Waypoint Homes Realty Trust, Inc.

(Exact name of registrant as specified in governing instruments)

1999 Harrison Street

Oakland, California 94612

(510) 250-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary Beasley, President & Chief Executive Officer

Waypoint Homes Realty Trust, Inc.

1999 Harrison Street

Oakland, California 94612

(510) 250-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian T.H. Kleindorfer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234	Mark Schonberger Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	$100,000,000	$13,640

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Includes additional shares of common stock that the underwriters have the option to purchase, if any.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or the Securities Act, or until the registration statement shall become effective, on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Waypoint Homes Realty Trust, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-188721) solely for the purpose of filing Exhibits 23.1 and 23.4. No changes have been made to the prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Index the filing of the aforementioned exhibits).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, we expect to incur in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Type	Amount
Securities and Exchange Commission Registration Fee		$13,640
Financial Industry Regulatory Authority, Inc. Filing Fee		*
NASDAQ Global Market Fee		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

See response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

On March 21, 2013, we issued 1,000 shares of our common stock to our President and Chief Executive Officer, Gary Beasley, in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act. We will use $1,000 of the net proceeds from this offering to repurchase these shares.

In connection with the formation transactions, we will issue                      warrants to purchase shares of our common stock at an exercise price of $                     per share to equity investors in the initial financing. The issuance of such warrants will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

In connection with the formation transactions, an aggregate of                      shares of common stock and              common units with an aggregate value of $                     million (based on the midpoint of the price range set forth on the front cover of the prospectus forming part of this registration statement), will be issued to certain persons owning interests in WLLC, the entity that will become our operating partnership, as consideration in the formation transactions. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in the formation transactions prior to the filing of this registration statement with the SEC. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys’ fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

The Maryland General Corporation Law, or the MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Under the management agreement, WREG maintains a contractual as opposed to a fiduciary relationship with us which limits WREG’s obligations to us to those specifically set forth in the management agreement. The ability of WREG and its officers and employees to engage in other business activities may reduce the time WREG spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under the MGCL for officers of a Maryland corporation. Instead, officers of a Maryland corporation, including officers who are employees of WREG, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b) Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on May 22, 2013.

WAYPOINT HOMES REALTY TRUST, INC.

By:	/s/ Gary Beasley
Gary Beasley
Chairman and Sole Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on this May 22, 2013.

Name	Title

/s/ Gary Beasley Gary Beasley	Chairman and Sole Director, President and Chief Executive Officer

/s/ Nina Tran Nina Tran	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Articles of Incorporation of Waypoint Homes Realty Trust, Inc., as currently in effect.
3.2	*	Bylaws of Waypoint Homes Realty Trust, Inc., as currently in effect.
3.3	*	Articles of Amendment and Restatement of Waypoint Homes Realty Trust, Inc. to be effective upon completion of this offering.
3.4	*	Amended and Restated Bylaws of Waypoint Homes Realty Trust, Inc. to be effective upon completion of this offering.
4.1	*	Specimen Common Stock Certificate of Waypoint Homes Realty Trust, Inc.
5.1	*	Opinion of Ballard Spahr LLP regarding the validity of the securities being registered.
8.1	*	Opinion of Latham & Watkins LLP regarding certain tax matters.
10.1	*	Agreement of Limited Partnership of Waypoint Homes Realty Trust, L.P. to be effective upon completion of this offering.
10.2	*	Management Agreement to be entered into by and among [•].
10.3	*	Waypoint Homes Realty Trust, Inc. 2013 Equity Incentive Plan.
10.4	*	Form of Indemnification Agreement to be entered into by and between Waypoint Homes Realty Trust, Inc. and certain officers and directors.
21.1	*	List of Subsidiaries.
23.1		Consent of Ernst & Young LLP.
23.2	*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23.4		Consent of John Burns Real Estate Consulting, LLC.
24.1	*	Power of Attorney.
99.1	*	Consent of Director Nominee of .
99.2	*	Consent of Director Nominee of .
99.3	*	Consent of Director Nominee of .
99.4	*	Consent of Director Nominee of .
99.5	*	Consent of Director Nominee of .

*	To be filed by amendment.
†	The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601 (b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any such omitted schedules or exhibits to the SEC upon request.